CONSENT OF INDEPENDENT AUDITORS

Board of Trustees and Shareholders
Evergreen Select Fixed Income Trust:



We consent to the use of our report dated August 2, 2002 for Evergreen Adjustable Rate Fund, Evergreen Limited Duration Fund, and Evergreen Short Intermediate Bond Fund (formerly Evergreen Fixed Income Fund), each a portfolio of Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectuses and "Independent Auditors" in the Statement of Additional Information.

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Boston, Massachusetts
October 25, 2002